Exhibit 10.3
AMENDMENT TO
EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETE AGREEMENT
     THIS AMENDMENT to the Employment, Confidentiality and Non-Compete Agreement by and between MedCath Corporation (the “Company”) and James A. Parker (“Executive”) is dated and effective as of December 30, 2010.
RECITALS
     WHEREAS, the Company and Executive entered into an Employment, Confidentiality and Non-Compete Agreement dated February 18, 2001 which was subsequently amended by amendments thereto dated July 5, 2005, January 1, 2007 and August 14, 2009 (as amended, the “Agreement”);
     WHEREAS, the Company has agreed to release the vesting restrictions on certain equity awards made to the Executive under the Company’s 2006 Stock Option and Award Plan, subject to the Executive’s agreement to change the term of the non-competition covenants in the Agreement from 12 months to 18 months and to provide that the covenants may be enforced by purchasers of the Company’s hospital facilities;
     WHEREAS, in consider of the release of the vesting restrictions, Executive has agreed to such changes in the Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Company and Executive agree to amend the Agreement on the following terms:
     1. The second paragraph of Section 7 of the Agreement is amended to read as follows:
     Executive further agrees that in the event that Executive’s employment with the Company is terminated for any reason by either party, for a period of eighteen (18) months from the date of termination of employment, Executive will not, either directly or indirectly, whether as a shareholder, partner, owner, investor, officer, director, advisor, employee or consultant with responsibilities which are the same or similar as those which Executive had with the Company, associate with, participate in or have an interest in any Competitive Business (other than an ownership position by Executive of less than 5% in any company whose shares are publicly traded) which is located or which operates within 50 miles of:
     (i) any hospital, hospital cardiology or cardiovascular surgery program or fixed site cardiac catheterization lab in each case which the Company owns, whether all or in part, or manages or the Company’s corporate headquarters, or
     (ii) any location with respect to which the Company was actively developing or negotiating as of the Separation Date to own or manage a hospital, cardiac catheterization lab or a hospital’s cardiology or cardiovascular surgery program (for purposes of this section, the term “actively developing or negotiating” means either definitive documents, a letter of intent, memorandum of understanding or other comparable document had been executed or the material terms thereof were being actively negotiated).

2. The following new subparagraph is inserted at the end of Section 9 of the Agreement:
     The Company’s rights under Section 7 shall inure to the benefit of, and shall be fully enforceable by, the purchaser of any hospital, hospital cardiology or cardiovascular surgery program or fixed site cardiac catheterization lab owned by the Company, in whole or in part. Each such purchaser shall be a third-party beneficiary of the Company’s rights under Section 7.
     3. Except as specifically set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Amendment on the day first written above.

MEDCATH CORPORATION

By:	/s/ O. Edwin French

O. Edwin French
President and Chief Executive Officer

/s/ James A. Parker

James A. Parker

2